Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of March 19, 2010

by and among

NEW EAST PACES FERRY, INC.

(as Purchaser)

and

LOGILITY, INC.

and

OPTIANT, INC.

(as Seller)

and

Castile Ventures LP, Castile Ventures LP II-A LP,

Castile Ventures LP II-B LP, and Supply Chain Ventures, LLC

(as Shareholders)

i

	3.27.	Government Contracts	41
	3.28.	Warranty Claims	41
	3.29.	Brokers’ or Finders’ Fees	42
4.	REPRESENTATIONS OF NEWCO		42
	4.1.	Existence and Good Standing of NEWCO; Power and Authority	42
	4.2.	Consents and Approvals; No Violations.	42
	4.3.	Brokers’ or Finders’ Fees	43
5.	REPRESENTATIONS OF SHAREHOLDERS		43
	5.1.	Power and Authority	43
	5.2.	Brokers’ or Finders’ Fees	43
6.	COVENANTS OF OPTIANT.		44
	6.1.	Noncompetition; Nonsolicitation; Nondisclosure; Nondisparagement.	44
	6.2.	Nonsolicitation of Employees.	46
	6.3.	Employee Matters	46
	6.4.	Contract Assignments	46
	6.5.	Announcements	47
	6.6.	Accounts Receivable	47
7.	ADDITIONAL COVENANTS OF PARTIES.		47
	7.1.	Employees and Employee Benefits.	47
	7.2.	Payment of All Taxes Resulting from Sale of Assets by Optiant	50
	7.3.	Payment of Other Retained Liabilities	50
	7.4.	Restrictions on Optiant Dissolution and Distributions	50
	7.5.	Removing Excluded Assets	50
	7.6.	Reports and Tax Returns	51
	7.7.	Assistance in Proceedings	51
	7.8.	Customer and Other Business Relationships	51
	7.9.	Retention of and Access to Records	51
	7.10.	Further Assurances	51
	7.11.	Maintenance	51
	7.12.	Name Change	52
8.	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.		52
	8.1.	Survival of Representations.	52
	8.2.	Indemnification.	52
	8.3.	Indemnification Procedure.	53
	8.4.	Third-Party Claims.	54
	8.5.	Recoveries	56
	8.6.	Limitations.	56
9.	MISCELLANEOUS.		57
	9.1.	Expenses	57
	9.2.	Governing Law	57
	9.3.	Jurisdiction	57
	9.4.	Notices	57
	9.5.	Assignment; Parties in Interest	59
	9.6.	Counterparts	59
	9.7.	Entire Agreement	59
	9.8.	Amendments	59

9.9.	Severability	59
9.10.	Third-Party Beneficiaries	59
9.11.	No Strict Construction	60
9.12.	Waiver of Jury Trial	60
9.13.	Schedules	60
9.14.	Electronic Delivery	60

Schedule 2.1(x)	Claims Against Third Parties Relating to the Assets
Schedule 2.2(iv)	Deposits, Prepaid Expenses, and Claims for Refunds and Rights to Offset
Schedule 2.2(vi)	Excluded Contracts
Schedule 2.2(xi)	Excluded Property and Assets
Schedule 2.3(a)(iii)	Liability to Customers for Nondelinquent Orders
Schedule 2.3(a)(v)	Other Assumed Liabilities of Optiant
Schedule 2.3(b)(i)	Retained Liabilities
Schedule 2.6(c)(i)	Optiant Account Instructions
Schedule 2.6(c)(ii)	SVB Payoff Instructions
Schedule 2.9	Purchase Price Allocation
Schedule 3.2(a)	Exceptions to Consents and Approvals
Schedule 3.2(b)	Exceptions for Filings and Approvals
Schedule 3.4(c)	Options and Warrants
Schedule 3.4(e)	Voting Agreements
Schedule 3.6(c)(iv)	Financial Statements; Accounts Receivable; Working Capital
Schedule 3.7	Liabilities
Schedule 3.9	Title to Personal Properties
Schedule 3.11	Leased Real Property
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Contract Defaults or Violations
Schedule 3.13	Litigation
Schedule 3.14(a)	Tax Returns
Schedule 3.14(b)	Payment of Taxes
Schedule 3.14(c)(i)	Tax Matters – Audit or Examination by Tax Authorities
Schedule 3.14(c)(ii)	Tax Matters – Agreements or Waivers Relating to Payment or Collection
Schedule 3.14(c)(iv)	Tax Matters – Taxes Not Withheld or Collected
Schedule 3.15	Insurance Policies and Pending Claims
Schedule 3.16(a)	Intellectual Property Owned by Optiant
Schedule 3.16(b)	Intellectual Property Licensed by Optiant
Schedule 3.16 (e)	Prior Inventions
Schedule 3.16(f)	List of Employees and Independent Contractors
Schedule 3.16(h)	Outside Employment
Schedule 3.16(i)	Optiant Software
Schedule 3.16(j)	OpenSource Code
Schedule 3.18(a)	Suppliers
Schedule 3.18(b)	VARs
Schedule 3.18(c)	Customers
Schedule 3.20(a)	Employee Benefit Plans
Schedule 3.20(g)	Triggering Events

Schedule 3.21	Environmental Laws and Regulations
Schedule 3.22	Interests in Clients, Suppliers, Etc.
Schedule 3.24	Permits
Schedule 3.25	No Changes Since Balance Sheet Date
Schedule 3.27	Government Contracts
Schedule 3.28	Warranty Claims
Schedule 3.29	Brokers’ or Finders’ Fees
Schedule 6.4	Restricted Contracts
Exhibit 2.5(a)(i)	Bill of Sale
Exhibit 2.5(a)(ii)	Assignment and Assumption Agreement
Exhibit 2.5(a)(iii)	Assignments of Optiant Intellectual Property
Exhibit 2.5(a)(iv)	Assignment and Assumption of Lease
Exhibit 2.5(a)(v)	Assignment of Rights
Exhibit 2.5(a)(xii)	Opinion of Legal Counsel

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of March 19, 2010, is by and among New East Paces Ferry, Inc., a Georgia corporation (“NEWCO”); Logility, Inc., a Georgia corporation and the sole shareholder of NEWCO (“Logility”), which is a party to this Agreement solely for purposes of Section 6.4 of this Agreement; Optiant, Inc., a Delaware corporation (“Optiant”); and Castile Ventures LP, a Delaware limited partnership, Castile Ventures LP II-A LP, a Delaware limited partnership, Castile Ventures LP II-B LP, a Delaware limited partnership, and Supply Chain Ventures, LLC, a Maine limited liability company, each a shareholder of Optiant (collectively, the “Shareholders” or individually a “Shareholder”). NEWCO, Optiant and the Shareholders may be referred to individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Optiant desires to sell, and NEWCO desires to purchase, certain assets of Optiant for the consideration and on the terms set forth in this Agreement; and

WHEREAS, the Shareholders wish to facilitate the purchase and sale of such assets for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified below.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated by this Agreement or to dispose of or make any change to its business, expend any material funds, incur any other material burden or engage in commercially unreasonable behavior.

“Breach” shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in Atlanta, Georgia, shall be authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law, including those consisting of or relating to:

(i)	any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(ii)	any fine, penalty, judgment, award, settlement, Proceeding, damages, loss, claim, demand, or response, remedial or inspection cost or expense arising under any Environmental Law or under the Occupational Safety and Health Act of 1970;

(iii)	financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental or Regulatory Authority or any other Person) and for any natural resource damages; or

(iv)	any other compliance, corrective, or remedial measure required under any Environmental Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” shall mean any Law, Order, or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release, or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

“Indebtedness” of any Person shall mean and include:

(i)	indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money,

(ii)	amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments,

(iii)	indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security,

(iv)	commitments or obligations by which such Person insures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit),

(v)	indebtedness secured by a Lien on assets or properties of such Person,

(vi)	obligations or commitments to repay deposits or other amounts advanced by and owing to third parties,

(vii)	obligations under any interest rate, currency, or other hedging agreement,

(viii)	any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, which such obligation is required to be treated as a capitalized lease under GAAP, or

(ix)	guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim, or liability of any other Person of a type described in clauses (i) through (viii) above.

Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Intellectual Property” shall mean any of the following:

(i)	U.S. and non-U.S. patents, and with respect to either, applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions, and reexaminations thereof;

(ii)	registered and unregistered trademarks, service marks, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks;

(iii)	registered and unregistered copyrights and mask works, and applications for registration of either;

(iv)	Sites;

(v)	trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer Software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and

(vi)	any goodwill associated with any of the foregoing.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Material Adverse Change” or “Material Adverse Effect” shall mean:

(i)	when used with respect to Optiant, any materially adverse change in or effect on the business, assets, liabilities, results of operation or condition (financial or otherwise), or prospects of Optiant, taken as a whole, other than changes or effects relating to general economic conditions, or general conditions in the information technology infrastructure management services industry, in each case that do not disproportionately affect Optiant, or

(ii)	when used with respect to NEWCO or Optiant, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of NEWCO or Optiant, as the case may be, to substantially perform its material obligations under this Agreement.

“Non-Customized Software” shall mean non-customized off-the-shelf software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of Optiant, and (3) is generally available on standard terms for less than $5,000.

“Optiant Property” shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by Optiant or its Subsidiaries.

“Order” shall mean any judgment, order, injunction, decree or writ of any Governmental or Regulatory Authority or any arbitrator.

“Ordinary Course of Business” shall mean actions taken by a Person if such actions:

(i)	are consistent in nature, scope, and magnitude with the past practices of such Person and are taken in the ordinary course of the normal, day-to-day operations of such Person; and

(ii)	are similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Liens” shall mean (i) Liens reflected in the Balance Sheet, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by Optiant or its Subsidiaries, (iii) Liens for current taxes, assessments, or governmental charges or levies not yet due and payable; (iv) mechanic’s, materialmen’s, and similar liens, (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (vi) liens on goods in transit incurred pursuant to documentary letters of credit; provided that, in the case of clauses (iv)-(vi), such Liens arise in the Ordinary Course of Business of Optiant and are not material to Optiant.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization, any other form of legal entity, and a Governmental or Regulatory Authority.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Related Person” shall mean:

With respect to a particular individual:

(i)	each other member of such individual’s Family;

(ii)	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv)	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(i)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii)	any Person that holds a Material Interest in such specified Person;

(iii)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(iv)	any Person in which such specified Person holds a Material Interest; and

(v)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition,

(i)	“control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended;

(ii)	the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, and (C) any other natural person who is related to the individual or the individual’s spouse within the first degree and who resides with such individual; and

(iii)	“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Sites” shall mean Internet domain names, applications, and reservations therefor, uniform resource locators and the corresponding Internet sites.

“Software” means any computer program, operating system, applications system, firmware, or Software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Taxes” shall mean all federal, state, local, municipal, county, foreign, and other income, franchise, profits, gross receipts, capital gains, capital stock, capital structure, transfer, sales, use, value added, ad valorem, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, and other taxes, assessments, charges, duties, fees, levies, or other governmental charges in the nature of taxes (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority (domestic or foreign), penalties and interest. The term “Tax Authority” means any governmental entity or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of Taxes. The term “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.

“Threatened” means, with respect to any claim, proceeding, dispute, action, or other matter, that any demand or statement has been made (orally, in writing, or by any electronic or other means) or notice has been given (orally, in writing, or by any electronic or other means), or any other event has occurred or any other circumstance exists, that a party is aware of and if known to exist would lead a prudent person to conclude that a reasonable chance exists that such a claim, proceeding, dispute, action, or other matter will be asserted, commenced, taken, or otherwise pursued in the future.

“Working Capital” shall mean the current assets of an entity, less the current liabilities of such entity, determined in accordance with GAAP and in a manner consistent with the policies and principles used by such entity in connection with the preparation of its financial statements, including its balance sheet. Current assets shall include cash and cash equivalents, accounts receivable, prepaid expenses and other prepaid items, inventory, and other current assets. Current liabilities shall include accounts payable and other current liabilities and shall not include the current portion of long-term Indebtedness of the entity. As applied to Optiant, the current liabilities shall not include any Retained Liabilities and the current assets shall not include any Excluded Assets, other than cash, cash equivalents, and short-term investments.

1.2. Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below.

Defined Term	Section
Active Employees	Section 7.1(a)
Agreed Claims	Section 8.3(c)
Agreement	Preamble
Allocation	Section 2.5
Assets	Section 2.1
Assignment and Assumption Agreement	Section 2.5(a)(ii)
Assignment and Assumption of Lease	Section 2.5(a)(iv)
Assignment of Rights	Section 2.5(a)(v)
Assumed Liabilities	Section 2.4(a)
Balance Sheet	Section 3.6(a)
Balance Sheet Date	Section 3.6(a)
Bill of Sale	Section 2.5(a)(i)
Certificate	Section 8.3(a)
Closing	Section 2.6
Closing Balance Sheet	Section 2.9(a)
Closing Date	Section 2.6
Closing Financial Statements	Section 2.9(a)
Closing Payment	Section 2.6(c)
Confidential Information	Section 6.1(d)
Contract	Section 3.2(a)
Electronic Delivery	Section 9.14
Employee Benefit Plans	Section 3.20(a)
ERISA	Section 3.20(a)
Estimated Closing Adjustment Amount	Section 2.6(a)
Estimated Closing Date Cash	Section 2.6(a)
Estimated Closing Date Working Capital	Section 2.6(a)
Estimated Working Capital	Section 2.3(b)
Excluded Assets	Section 2.2
Final Closing Date Cash	Section 2.6(a)
Final Closing Date Working Capital	Section 2.6(a)
Final Working Capital Adjustment	Section 2.7(a)
Hired Active Employees	Section 7.1(b)(i)
Independent Accountant	Section 2.9(c)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
IRS	Section 2.5

Defined Term	Section
Logility	Preamble
Losses	Section 8.2(a)
Multiemployer Plan	Section 3.20(c)
NEWCO	Preamble
NEWCO Indemnitee	Section 8.2(a)
November 30 Working Capital	Section 2.6(a)
Optiant	Preamble
Optiant Contract	Section 3.12(a)
Optiant Indemnitee	Section 8.2(b)
Optiant Intellectual Property Optiant Software	Section 3.16(a) Section 3.16(i)
Party	Preamble
Permit	Section 3.24
Pre-Closing Periods	Section 3.14(b)
Purchase Price	Section 2.6(b)
Restricted Contracts	Section 6.4
Retained Liabilities	Section 2.3(b)
Shareholder	Preamble
SVB Loan Payoff	Section 2.6(a)
Territory	Section 6.1(b)
VAR	Section 3.18(b)
VEBAs	Section 3.20(a)
WARN	Section 3.19(l)
Warranty Claims	Section 3.28

1.3. Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Sections, Exhibits, Schedules, and Recitals are references to sections, exhibits, schedules, and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, or supplemented; and

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

1.4. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

1.5. Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Optiant, Optiant confirms that it has made reasonable inquiry as to the matters that are the subject of such representations and warranty.

2. SALE AND TRANSFER OF ASSETS; CLOSING.

2.1. Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, upon the execution and delivery of this Agreement by the Parties, Optiant hereby sells, conveys, assigns, transfers, and delivers to NEWCO, and NEWCO hereby purchases and acquires from Optiant, free and clear of any Liens other than Permitted Liens, all of Optiant’s right, title, and interest in and to the following property and assets, real, personal, or mixed, tangible and intangible, of Optiant, of every kind and description, wherever located (but excluding the Excluded Assets):

(i) all real property, including the real property described in Schedule 3.10;

(ii) all tangible personal property, including those items described in Schedule 3.9;

(iii) all inventory;

(iv) all accounts receivable;

(v) all Optiant Contracts except for those Optiant Contracts that are listed on Schedule 2.2(vi); provided, however, that no Optiant Contract shall be deemed to be assigned or otherwise transferred to NEWCO if such assignment or transfer requires the consent of the other party or parties to such Optiant Contract until such time as such consent or consents are obtained;

(vi) all Permits and all pending applications therefor or renewals thereof;

(vii) all data and records related to the operations of Optiant, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and (subject to any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty) copies of all personnel records and other records described in Section 2.2(vii) of this Agreement; provided that both parties agree that reasonable mutual access to the foregoing records in the Great Plains financial accounting system will be provided for any proper purpose, including but not limited to confirming the accuracy of the Closing Financial Statements and for the preparation of tax filings;

(viii) all of the intangible rights and property of Optiant, including Intellectual Property, going concern value, goodwill, telephone, facsimile, and e-mail addresses and listings, and those items listed in Schedules 3.16(a) and (b);

(ix) all insurance benefits, including rights and proceeds, arising from or relating to the other categories of Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

(x) all claims of Optiant against third parties relating to the other categories of Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(x); and

(xi) all rights of Optiant relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Schedule 2.2(iv) and that are not excluded under Section 2.2(viii).

All of the property and assets to be transferred to NEWCO under this Agreement are referred to collectively in this Agreement as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless NEWCO expressly assumes that Liability pursuant to Section 2.3(a) of this Agreement.

2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Optiant (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated under this Agreement, are excluded from the Assets, and shall remain the property of Optiant after the Closing:

(i) all cash, cash equivalents, and short-term investments;

(ii) all minute books, stock records, and corporate seals;

(iii) the shares of capital stock of Optiant held in treasury;

(iv) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(iv);

(v) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(ix) and (x) of this Agreement);

(vi) all of the Contracts to which Optiant is a party that are not listed in Schedule 3.12(a) and all Optiant Contracts that are listed in Schedule 2.2(vi);

(vii) all personnel records and other records that Optiant are required by law to retain in its possession;

(viii) all claims for refund of Taxes and other governmental charges of whatever nature;

(ix) all rights in connection with, and assets of, the Employee Benefit Plans;

(x) all rights of Optiant under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and other assignments executed pursuant to Section 2.5 of this Agreement; and

(xi) the property and assets expressly designated in Schedule 2.2(xi).

2.3. Liabilities.

(a) Assumed Liabilities. On the Closing Date, NEWCO shall assume and agree to discharge only the following Liabilities of Optiant (the “Assumed Liabilities”):

(i) except for the Liabilities set forth on Schedule 2.3(b)(i), any Liability reflected on the Balance Sheet that remains unpaid at, and is not more than ninety (90) days past due as of, the Closing Date;

(ii) except for the Liabilities set forth on Schedule 2.3(b)(i), any Liability incurred by Optiant in the Ordinary Course of Business after the date of the Balance Sheet and before the Closing Date that remains unpaid at and is not more than ninety (90) days past due as of the Closing Date;

(iii) any Liability to Optiant’s customers incurred by Optiant in the Ordinary Course of Business for nondelinquent orders outstanding as of the Closing Date and listed on Schedule 2.3(a)(iii) (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(iv) any Liability arising after the Closing Date under the Optiant Contracts described in Schedule 3.12(a) (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date or pursuant to an Optiant Contract listed on Schedule 2.2(vi)); and

(v) any Liability of Optiant described in Schedule 2.3(a)(v).

(b) Liabilities Retained by Optiant. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed, and discharged solely by, Optiant. “Retained Liabilities” shall mean every Liability of Optiant other than the Assumed Liabilities. Without limiting the foregoing, and for the avoidance of doubt, Retained Liabilities shall include the following, unless specifically defined as an Assumed Liability:

(i) those Liabilities listed on Schedule 2.3(b)(i):

(ii) any Liability arising out of or relating to products of Optiant to the extent manufactured or sold prior to the Closing Date, other than to the extent assumed under Section 2.3(a) of this Agreement;

(iii) any Liability under any Contract assumed by NEWCO pursuant to Section 2.3(a) of this Agreement that arises after the Closing Date, but that arises out of, or relates to, any Breach that occurred prior to the Closing Date;

(iv) any Liability for Taxes, including (A) any Taxes arising as a result of Optiant’s operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, and (C) any deferred Taxes of any nature;

(v) any Liability under any Contract not assumed by NEWCO under Section 2.3(a), including any Liability arising out of, or relating to, Optiant’s credit facilities or any security interest related thereto;

(vi) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Optiant’s business or Optiant’s leasing, ownership, or operation of real property;

(vii) except as described in Schedule 2.3(a)(v), any Liability under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Optiant’s employees or former employees or both arising prior to the Closing Date or arising out of employment with Optiant;

(viii) except as described in Schedule 2.3(a)(v), any Liability under any employment, severance, retention, or termination agreement with any employee of Optiant or any Related Persons of Optiant arising out of employment with Optiant;

(ix) any Liability arising out of, or relating to, any Optiant employee grievance concerning Optiant whether or not the affected employees are hired by NEWCO;

(x) any Liability of Optiant to any Shareholder;

(xi) any Liability arising on or prior to the Closing Date to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Optiant;

(xii) any Liability to distribute to any of Optiant’s shareholders or otherwise to apply all or any part of the consideration received under this Agreement;

(xiii) any Liability arising out of any Proceeding pending against Optiant as of the Closing Date;

(xiv) any Liability arising out of, or resulting from, Optiant’s compliance or noncompliance with any Law or Order of any Governmental or Regulatory Authority, including any obligation that may be imposed upon NEWCO as a result of the failure of Optiant to comply with any bulk sales, bulk transfer, fraudulent conveyance, or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement;

(xv) any Liability of Optiant under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement;

(xvi) any Liability arising out of, or related to, Optiant’s infringement, or alleged infringement, of any Intellectual Property of any other Person; and

(xvii) any Liability of Optiant based upon Optiant’s acts or omissions occurring after the Closing Date.

2.4. Closing. The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the time of the execution and delivery of this Agreement, and shall be effective the date set forth in the preamble to this Agreement (the “Closing Date”).

2.5. Closing Obligations Other than Closing Payments. In addition to any other documents delivered under other provisions of this Agreement, at the Closing:

(a) Deliveries of Optiant and the Shareholders. Optiant has delivered to NEWCO and, to the extent Optiant is a party thereto, has executed:

(i) a bill of sale for all of the Assets that are tangible personal property in the form of Exhibit 2.5(a)(i) (the “Bill of Sale”) executed by Optiant;

(ii) an assignment of all of the Assumed Liabilities in the form of Exhibit 2.5(a)(ii), which assignment shall also contain NEWCO’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Optiant;

(iii) assignments of all of Optiant Intellectual Property Assets and separate assignments of all registered marks, patents and copyrights in the forms included in Exhibit 2.5(a)(iii) executed by Optiant;

(iv) assignment of Optiant’s rights and obligations under its lease of office space in the form of Exhibit 2.5(a)(iv) executed by Optiant and NEWCO (“Assignment and Assumption of Lease”);

(v) assignments of all of Optiant’s rights with respect to all confidentiality agreements, intellectual property assignments, nonsolicitation agreements, noncompetition agreements, and similar agreements and covenants that had been executed in favor of Optiant by current or former employees, independent contractors, officers and directors of Optiant in the form of Exhibit 2.5(a)(v), executed by Optiant (“Assignment of Rights”);

(vi) such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as deemed necessary by NEWCO, each in form and substance satisfactory to NEWCO and its legal counsel and executed by Optiant;

(vii) employment agreements executed by such employees as have been mutually agreed, in form and substance mutually acceptable to such employees and NEWCO;

(viii) consulting agreements executed by such independent contractors as have been mutually agreed, in form and substance mutually acceptable to such independent contractors and NEWCO;

(ix) a certificate of the Secretary of Optiant: (A) certifying, as complete and accurate as of the Closing, attached copies of the bylaws, or other appropriate organizational documents, of Optiant, (B) certifying and attaching all requisite resolutions or actions of Optiant’s board of directors and shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the change of name of Optiant, and (C) certifying to the incumbency and signatures of the officers of Optiant executing this Agreement and any other document relating to the transactions contemplated by this Agreement;

(x) copies of Optiant’s certificate of incorporation as in effect on the Closing Date, including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(xi) a certificate from the Secretary of State or other appropriate official of its jurisdiction of incorporation to the effect that Optiant is in good standing or subsisting;

(xii) the opinion of Optiant’s legal counsel, in the form of Exhibit 2.5(a)(xii).

(b) Deliveries of NEWCO. NEWCO has delivered to Optiant and the Shareholders, as the case may be and, to the extent NEWCO is a party thereto, has executed:

(i) the Assignment and Assumption Agreement executed by NEWCO;

(ii) the Assignment and Assumption of Lease executed by NEWCO;

(iii) the Assignment of Rights executed by NEWCO;

(iv) employment agreements with such employees as have been mutually agreed, in form and substance mutually acceptable to such employees and NEWCO;

(v) consulting agreements with such independent contractors as have been mutually agreed, in form and substance mutually acceptable to such independent contractors and NEWCO;

(vi) a certificate of the Secretary of NEWCO certifying, as complete and accurate as of the Closing, attached copies of the bylaws of NEWCO and certifying and attaching all requisite resolutions or actions of NEWCO’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of NEWCO executing this Agreement and any other document relating to the transactions contemplated by this Agreement; and

(vii) copies of NEWCO’s articles of incorporation as in effect on the Closing Date, including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation.

2.6. Consideration for the Assets.

(a) Certain Definitions. The following terms are used in Sections 2.6, 2.7 and 2.8 of this Agreement:

(i) “Closing Payment” shall mean the amount paid by NEWCO to Optiant at Closing as determined in accordance with Section 2.6(c) of this Agreement.

(ii) “Estimated Closing Adjustment Amount” shall mean the difference of (i) the Estimated Closing Date Working Capital amount less (ii) the November 30 Working Capital amount, which may be a positive or negative amount.

(iii) “Estimated Closing Date Cash” shall mean cash, cash equivalents, and short-term investments of Optiant as of the Closing Date as estimated by the Parties, which estimated amount is equal to $319,528.

(iv) “Estimated Closing Date Working Capital” shall mean Working Capital of Optiant as of the Closing Date as estimated by the Parties, which estimated amount is equal to $22,615.

(v) “Final Closing Date Cash” shall mean cash, cash equivalents, and short-term investments of Optiant as of the Closing Date as determined in accordance with Sections 2.7 and 2.8 of this Agreement.

(vi) “Final Closing Date Working Capital” shall mean Working Capital of Optiant as of the Closing Date, as determined in accordance with Sections 2.7 and 2.8 of this Agreement.

(vii) “Final Working Capital Adjustment” shall mean the amount determined in accordance with Section 2.7(a) of this Agreement.

(viii) “November 30 Working Capital” shall mean the Working Capital of Optiant as of November 30, 2009, which the Parties have agreed is equal to $-49,707.

(ix) “SVB Loan Payoff” shall mean $250,952.66, which is the amount outstanding on the Closing Date under the Loan and Security Agreement between Optiant and Silicon Valley Bank dated September 5, 2008, as amended March 16, 2009.

(b) Purchase Price. The consideration for the Assets (the “Purchase Price”) shall be:

(i) Three Million Five Hundred Thousand Dollars ($3,500,000), adjusted by adding (x) Final Closing Date Working Capital, subtracting (y) November 30 Working Capital, and subtracting (z) Final Closing Date Cash; and

(ii) the assumption of the Assumed Liabilities.

(c) Payments at Closing. The Parties have mutually determined and agreed that payments made by NEWCO at the Closing shall be based upon estimated Working Capital of Optiant, and estimated levels of cash, cash equivalents, and short-term investments of Optiant, all estimated as of the Closing Date. Accordingly, at the Closing, NEWCO has made aggregate payments to Optiant or on Optiant’s behalf equal to the Three Million Five Hundred Thousand Dollars ($3,500,000), adjusted by adding (x) Estimated Closing Date Working Capital (which is $22,615), subtracting (y) November 30 Working Capital (which is $-49,706), and subtracting (z) Estimated Closing Date Cash (which is $319,528) (the “Closing Payment”). The Closing Payment accordingly is equal to $3,252,793. The Closing Payment is being disbursed as follows:

(i) an amount equal to the Closing Payment reduced by the SVB Loan Payoff, by wire transfer to the account specified on Schedule 2.6(c)(i);

(ii) an amount equal to the SVB Loan Payoff on behalf of Optiant, by wire transfer to the account specified on Schedule 2.6(c)(ii);

2.7. Calculation and Payment of any Adjustment Amount. Upon completion of the Closing Financial Statements described in Section 2.8 of this Agreement, the Parties shall determine Final Closing Date Working Capital and Final Closing Date Cash in order to determine the Final Working Capital Adjustment (defined below). The Final Working Capital Adjustment shall be paid in accordance with Section 2.7(b) of this Agreement.

(a) Calculation of Adjustment Amount. The adjustment to the Closing Payment shall be equal to the sum of:

(i) Final Closing Date Working Capital less Estimated Closing Date Working Capital (which is $22,615), resulting in a positive or negative amount; and

(ii) Estimated Closing Date Cash (which is $319,528) less Final Closing Date Cash, resulting in a positive or negative amount.

The sum of Section 2.7(a)(i) and (ii) is referred to as the “Final Working Capital Adjustment.” The Final Working Capital Adjustment can be a positive or a negative amount.

(b) Payment of the Final Working Capital Adjustment. If the Final Working Capital Adjustment is a positive number, NEWCO shall pay the Final Working Capital Adjustment by wire transfer to the account specified on Schedule 2.6(c)(i). If the Final Working Capital Adjustment is a negative number, Optiant shall pay the Final Working Capital Adjustment to NEWCO by wire transfer to the account to be specified by NEWCO by notice to Optiant. If zero, then no payment shall be made. Within three (3) Business Days after the calculation of the Final Working Capital Adjustment becomes binding and conclusive on the Parties pursuant to Section 2.8 of this Agreement, Optiant or NEWCO, as the case may be, shall make the wire transfer payment provided for in this Section 2.7.

2.8. Adjustment Procedure.

(a) NEWCO shall prepare financial statements (“Closing Financial Statements”) of Optiant as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date in accordance with GAAP, including among other things a balance sheet (the “Closing Balance Sheet”). To the extent possible, the Closing Financial; Statements shall be prepared in a manner consistent with the preparation of Optiant’s financial statements from November 30, 2009; provided that, to the extent such consistency is not possible due to GAAP, appropriate changes shall be made to November 30 Working Capital to ensure that the Final Closing Date Working Capital and November 30 Working Capital are prepared and calculated in the same manner. NEWCO shall then use the Closing Balance Sheet to determine the Working Capital of Optiant as of the Closing Date (the “Final Closing Date Working Capital”) and the cash, cash equivalents, and short-term investments of Optiant as of the Closing Date (the “Final Closing Date Cash”), and thereby determine the Final Working Capital Adjustment. NEWCO shall deliver to Optiant the Closing Financial Statements and its determination of Final Closing Date Working Capital, Final Closing Date Cash and Final Working Capital Adjustment and working papers utilized to determine the Final Working Capital Adjustment within sixty (60) days following the Closing Date.

(b) If, within thirty (30) days following delivery of the Closing Financial Statements and the Final Closing Date Working Capital, Final Closing Date Cash and Final Working Capital Adjustment calculations, Optiant has not given NEWCO written notice of its objection as to such calculation (which notice shall state the basis of Optiant’s objection), then the Final Working Capital Adjustment calculated by NEWCO shall be binding and conclusive on the Parties and shall be used in computing the amount payable under Section 2.7(b) of this Agreement to reconcile the Closing Payment to the Purchase Price.

(c) If Optiant duly gives NEWCO such notice of objection, and if Optiant and NEWCO fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Final Working Capital Adjustment within thirty (30) days of NEWCO’s receipt of such objection notice, then Optiant and NEWCO shall submit the issues remaining in dispute to a certified public accountant employed by one of the four largest national accounting firms with whom no Party has had a business relationship during the three-year period preceding the Closing Date, or if no such accountant is reasonably available, then to a certified public accountant acceptable to all Parties (the “Independent Accountant”) for resolution applying the principles, policies, and practices referred to in Section 2.8(a) of this Agreement. If issues are submitted to the Independent Accountant for resolution, then:

(i) Optiant and NEWCO shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant;

(ii) the determination by the Independent Accountant, as set forth in a notice to be delivered to both Optiant and NEWCO within sixty (60) days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding, and conclusive on the Parties and shall be used in the calculation of the Final Working Capital Adjustment; and

(iii) Optiant and NEWCO will each bear fifty percent (50%) of the fees and costs of the Independent Accountant for such determination.

2.9. Allocation. Schedule 2.9 contains an allocation of the Purchase Price prepared by NEWCO as a good faith estimate of the final Allocation of the Purchase Price (and all other capitalizable costs) among the Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). NEWCO shall, within ninety (90) days after the Closing Date, prepare a final Allocation and shall deliver such Allocation to Optiant (subject to delay to the extent required due to the procedures set forth in Section 2.8 of this Agreement). After the Closing, the Parties shall make consistent use of the Allocation (as so finalized), fair market value, and useful lives specified in Schedule 2.9 for all Tax purposes and in all filings, declarations, and reports with the Internal Revenue Service (“IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Code. NEWCO shall prepare and deliver IRS Form 8594 to Optiant within ninety (90) days after the Closing Date to be filed with the IRS (subject to delay to the extent required due to the procedures set forth in Section 2.8 of this Agreement). In any Proceeding related to the determination of any Tax, neither NEWCO nor Optiant nor the Shareholders shall contend or represent that the Allocation (as so finalized) is not a correct allocation.

3. REPRESENTATIONS OF OPTIANT. As an inducement to NEWCO to enter into this Agreement, Optiant represents, warrants, and agrees as follows:

3.1. Authority and Enforceability. Optiant has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by Optiant as contemplated hereby. Optiant has the corporate power and authority to consummate the transactions contemplated hereby and by the other instruments and agreements executed and delivered or to be executed and delivered by Optiant as contemplated hereby, including the sale, assignment, transfer, and conveyance of the Assets pursuant to this Agreement. The execution, delivery, and performance of this Agreement, and all other instruments and agreements executed and delivered or to be executed and delivered by Optiant as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors and shareholders of Optiant. No other corporate or shareholder action on the part of Optiant or its shareholders is necessary to authorize Optiant’s execution, delivery, and performance of this Agreement and such other instruments and agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements executed and delivered or to be executed and delivered by Optiant as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties thereto, shall have been duly executed and delivered by Optiant and shall be valid and binding obligations of Optiant, enforceable against Optiant in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.2. Consents and Approvals; No Violations.

(a) Other than as set forth on Schedule 3.2(a), the execution and delivery of this Agreement by Optiant do not, the execution and delivery by Optiant of the other instruments and agreements executed and delivered or to be executed and delivered by Optiant as contemplated hereby will not, and the consummation by Optiant of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of NEWCO under:

(i) any provision of the certificate of incorporation or bylaws of Optiant or any of its Subsidiaries;

(ii) subject to obtaining and making any of the approvals, consents, notices, and filings referred to in Section 3.2(b) of this Agreement, any Law or Order applicable to Optiant or any of its Subsidiaries or by which any of their respective properties or assets may be bound; and

(iii) any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written) (each, including all amendments thereto, a “Contract”) to which Optiant, or any of its Subsidiaries, is a party, or by which they or any of their respective properties or assets is bound.

(b) Except for such filings and approvals as are set forth on Schedule 3.2(b), no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions, or provisions of any Law or Order applicable to Optiant, or any of its Subsidiaries, or by which any of their respective properties or assets may be bound, any Contract to which Optiant, or any of its Subsidiaries, is a party or by which any of them or any of their respective assets or properties may be bound, for the execution and delivery of this Agreement by Optiant, the performance by Optiant of its obligations under this Agreement, or the consummation of the transactions contemplated by this Agreement.

3.3. Existence and Good Standing of Optiant. Optiant is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed and organized. Optiant has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. Optiant is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by Optiant or the nature of the business conducted by Optiant makes such qualification necessary.

3.4. Capital Stock.

(a) Optiant has an authorized capitalization consisting of

(i) 12,000,000 shares of common stock, $0.001 par value, of which 2,169,077 shares are issued and outstanding and 9,830,923 shares are authorized but unissued; and

(ii) 7,186,041 shares of Series 1 Convertible Preferred Stock, $0.001 par value, of which 6,663,415 shares are issued and outstanding and 522,626 shares are authorized but unissued.

(b) All such outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights.

(c) Except as described above, no shares of capital stock of Optiant are authorized, issued, outstanding, or reserved for issuance. Other than as set forth on Schedule 3.4(c), there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, relating to the capital stock of, or other equity or voting interest in, Optiant; convertible or exchangeable securities issued by Optiant; or other agreements, obligations, commitments, contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, Optiant, pursuant to which Optiant or any of its Subsidiaries is or may become obligated to issue, deliver, or sell, or cause to be issued, delivered, or sold, shares of common stock, any other shares of the capital stock of, or other equity or voting interest in, Optiant or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Optiant.

(d) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of, or other equity or voting interest in, Optiant. Neither Optiant nor any of its Subsidiaries has any

authorized or outstanding bonds, debentures, notes, or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of Optiant on any matter. There are no Contracts to which Optiant or any of its Subsidiaries is a party or by which they are bound to:

(i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Optiant or any other Person; or

(ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Optiant.

(e) Except as set forth on Schedule 3.4(e), there are no outstanding proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, Optiant.

3.5. Subsidiaries and Investments. Optiant has no Subsidiaries.

3.6. Financial Statements; Accounts Receivable; Working Capital.

(a) Optiant has furnished NEWCO with:

(i) the unaudited balance sheet (the “Balance Sheet”) of Optiant as of November 30, 2009 (the “Balance Sheet Date”), and the related unaudited operating statements and statement of cash flows for the 11 months then ended;

(ii) the unaudited balance sheet of Optiant as of December 31, 2008, and the related unaudited monthly and quarterly operating statements and statement of cash flows for the year then ended;

(iii) the audited balance sheet of Optiant as of December 31, 2007, and the related audited statement of operations, shareholders’ equity, and cash flows for the year then ended, all certified by Optiant’s independent auditor; and

(iv) the audited balance sheet of Optiant as of December 31, 2006, and the related audited statement of operations, shareholders’ equity, and cash flows for the year then ended, all certified by Optiant’s independent auditor.

The financial statements referred to in this Section 3.6(a), including the footnotes thereto, except as described therein, have been prepared in accordance with GAAP consistently applied throughout the periods indicated.

(b) The Balance Sheet and such other balance sheets of Optiant referred to in Section 3.6(a) of this Agreement fairly present the financial condition of Optiant at the respective dates thereof and the related statements of operations, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of Optiant and the changes in its financial condition for the periods indicated.

(c) All of Optiant’s accounts and notes receivable as at the Closing Date:

(i) have arisen from bona fide sales transactions in the Ordinary Course of Business;

(ii) are carried at values determined in accordance with GAAP consistently applied;

(iii) are legal, valid, and binding obligations of the respective debtors; and

(iv) shall be good, valid and collectible, except to the extent of the reserves taken into account in the determination of the Estimated Closing Date Working Capital and the Final Closing Date Working Capital.

Except as set forth on Schedule 3.6(c)(iv), no person has any Lien on, valid set-off against, or counterclaim against any of Optiant’s or its Subsidiaries’ accounts or notes receivable. No request or Contract for any deduction or discount has been made or is contemplated with respect to any of Optiant’s or its Subsidiaries’ accounts or notes receivable. There has been no material adverse change since the Balance Sheet Date in the amount of accounts and notes receivable of Optiant or its Subsidiaries or the allowances or reserves with respect thereto, or accounts payable of Optiant or its Subsidiaries, from that reflected in the Balance Sheet.

(d) Optiant maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls to ensure that:

(i) transactions are executed only with management’s authorization;

(ii) access to Optiant’s assets is permitted only in accordance with management’s authorization;

(iii) the reporting of the assets of Optiant and its Subsidiaries is compared with existing assets at regular intervals; and

(iv) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.7. Liabilities. Except as set forth on Schedule 3.7, neither Optiant nor any of its Subsidiaries has any claims, obligations, liabilities, or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Balance Sheet or specifically disclosed in the footnotes thereto, (ii) Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business and (iii) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Balance Sheet.

3.8. Books and Records. The respective minute books of Optiant and its Subsidiaries, as previously made available to NEWCO and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the respective shareholders and Boards of Directors of Optiant and each Subsidiary.

3.9. Title to Personal Properties. Except as set forth on Schedule 3.9, Optiant or one of its Subsidiaries has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible and intangible personal property and assets reflected in the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the Ordinary Course of Business, consistent with past practice, since the date of the Balance Sheet. Optiant and its Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted. All of the tangible personal property used in the business of Optiant and its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.

3.10. Owned Real Property. No real property is currently owned, nor has any real property been ever owned, in whole or in part by Optiant or any of its Subsidiaries.

3.11. Leased Real Property. Schedule 3.11 contains an accurate and complete list and description of the material terms of all real property leases, subleases, and other occupancy agreements to which Optiant or any of its Subsidiaries is a party (as lessee or lessor) or holds an interest. Optiant or one of its Subsidiaries has valid leasehold interests in all leased real property described in each lease set forth on Schedule 3.11 (or required to be set forth on Schedule 3.11), free and clear of any and all Liens, except for Permitted Liens. Each lease set forth on Schedule 3.11 (or required to be set forth on Schedule 3.11) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the purchase of the Assets pursuant to this Agreement) that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a default under such lease. Neither Optiant nor any of its Subsidiaries has violated any of the terms or conditions under any such lease, and to the knowledge of Optiant, all of the covenants to be performed by any other party under any such lease have been fully performed. No condemnation Proceeding is pending or, to the knowledge of Optiant, threatened that would preclude or impair the use of any such leased real property by Optiant or such Subsidiary for the purposes for which it is currently used.

3.12. Material Contracts.

(a) Schedule 3.12(a) sets forth an accurate and complete list of the following Contracts to which Optiant or any of its Subsidiaries is a party or by which any of them are bound and which are included in the Assets (each, an “Optiant Contract”):

(i) all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Optiant or any of its Subsidiaries;

(ii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment, or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $10,000 individually;

(iii) all Contracts involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of Optiant and any of its Subsidiaries extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance, or investment;

(iv) all Contracts involving Indebtedness of Optiant or any of its Subsidiaries;

(v) all Contracts (including so called take-or-pay or keep-well agreements) under which any Person (other than Optiant or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of Optiant or any of its Subsidiaries;

(vi) all Contracts granting or evidencing a Lien on any properties or assets of Optiant or any of its Subsidiaries, other than a Permitted Lien;

(vii) all management service, consulting, financial advisory, or any other similar type Contracts and any Contracts with any investment or commercial bank;

(viii) all Contracts limiting the ability of Optiant or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(ix) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to or in connection with this Agreement) with (A) any Related Person of Optiant or (B) any current or former officer or director of Optiant or any of its Subsidiaries;

(x) all Contracts (including letters of intent) involving the disposition or acquisition or the future disposition or acquisition of material assets or properties, or any merger, consolidation, or similar business combination transaction, whether or not enforceable;

(xi) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, distribution or similar arrangement;

(xii) all Contracts involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xiii) all Contracts involving a standstill, or similar arrangement;

(xiv) all Contracts involving leases or subleases of personal property, including capital leases, to which Optiant or any of its Subsidiaries is a party (as lessee or lessor);

(xv) all Contracts that are material to Optiant and contain a “change in control” or similar provision or require the consent of the other party to assign;

(xvi) all Contracts including an indemnity by Optiant for or against costs relating to infringement of any of Optiant Intellectual Property;

(xvii) all network interconnection Contracts;

(xviii) all Contracts involving $1,000 in any 12-month period that are not cancelable by Optiant or any of its Subsidiaries without penalty on thirty (30) days’ notice or less; or

(xix) all other Contracts that are material to the business of Optiant and its Subsidiaries taken as a whole.

(b) Except as set forth on Schedule 3.12(b), each Contract set forth on Schedule 3.12(a) is in full force and effect and there exists no (i) default or event of default by Optiant or any of its Subsidiaries or, to the knowledge of Optiant, any other party to any such contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition, or act (including the consummation of the transactions contemplated hereby) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Optiant or any of its Subsidiaries or, to the knowledge of Optiant, any other party thereto, with respect to any material term or provision of any such Contract. Neither Optiant nor any Subsidiary has violated any of the material terms or conditions of any contract or agreement set forth on Schedule 3.12(a) (or required to be set forth on Schedule 3.12(a)) and, to the knowledge of Optiant all of the covenants to be performed by any other party thereto have been fully performed in all material respects. Optiant has delivered to NEWCO true and complete copies, including all amendments, of each Contract set forth on Schedule 3.12(a).

3.13. Litigation. Except as set forth on Schedule 3.13, there is no Proceeding by (or to the knowledge of Optiant any investigation by) any Governmental or Regulatory Authority or any other Person pending, or, to the knowledge of Optiant, threatened, against or affecting the Assets or Optiant or any of its Subsidiaries, or any of their properties, assets or rights. Neither Optiant nor any of its Subsidiaries knows of any valid basis for any such Proceeding. Except as set forth on Schedule 3.13, neither Optiant nor any of its Subsidiaries is subject to any Order.

3.14. Taxes.

(a) Tax Returns. Except as set forth in Schedule 3.14(a), Optiant has timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, Optiant or any of its Subsidiaries on or prior to the Closing Date. The filed Tax Returns have accurately reflected and will accurately reflect all Taxes of Optiant for the periods covered thereby.

(b) Payment of Taxes. Except as set forth in Schedule 3.14(b), all Taxes of Optiant for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of Optiant in accordance with GAAP applied on a consistent basis, whether or not shown on any Tax Return, and Optiant and its Subsidiaries have complied in all material respects with all applicable tax laws and agreements.

(c) Other Tax Matters.

(i) Except as set forth on Schedule 3.14(c)(i), neither Optiant nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state, or locality (and no such audit is pending or, to Optiant’s knowledge, contemplated), nor has Optiant or any of its Subsidiaries received any notices from any taxing authority relating to any issue that could reasonably be expected to adversely affect the Tax liability of Optiant or any of its Subsidiaries.

(ii) Except as set forth on Schedule 3.14(c)(ii), neither Optiant nor any of its Subsidiaries, as of the Closing Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Optiant or any of its Subsidiaries, (B) is presently contesting the Tax liability of Optiant or any of its Subsidiaries before any court, tribunal or agency, (C) has granted a power-of-attorney relating to Tax matters to any person or (D) has applied for or received a ruling or determination from a taxing authority regarding a past or prospective transaction of Optiant.

(iii) Neither Optiant nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(iv) Except as set forth on Schedule 3.14(c)(iv), all Taxes that Optiant or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v) No written claim has ever been made by any taxing authority in a jurisdiction where Optiant or any of its Subsidiaries does not file Tax Returns that Optiant or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) There are no tax sharing, allocation, indemnification, or similar agreements in effect as between Optiant or any predecessor thereof and any other party (including Optiant and any predecessors or Related Persons thereof) under which NEWCO or Optiant could be liable for any Taxes or other claims of any party.

(vii) Neither Optiant nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state, or locality.

(viii) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat Optiant or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

(ix) Neither Optiant nor any of its Subsidiaries is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(x) No indebtedness of Optiant consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xi) Optiant is not a “foreign person” within the meaning of Section 1445 of the Code.

(xii) Optiant has not been a member of an affiliated group (as such term is defined in Section 1504 of the Code).

(xiii) Optiant and its Subsidiaries have no liability for Taxes of any Person other than Optiant or its Subsidiaries.

3.15. Insurance.

(a) Set forth on Schedule 3.15 is an accurate and complete list of each insurance policy that covers Optiant and its Subsidiaries or their businesses, properties, assets, or employees (including self-insurance). Such policies are in full force and effect, all premiums thereon have been paid, and Optiant and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies.

(b) Neither Optiant nor any of its Subsidiaries is in default under any of the insurance policies set forth on Schedule 3.15 (or required to be set forth on Schedule 3.15) and there exists no event, occurrence, condition, or act (including the purchase of the Assets pursuant to this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder.

(c) Neither Optiant nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to Optiant’s knowledge, has the termination of any such policies or arrangements been threatened, and, to Optiant’s knowledge, there exists no event, occurrence, condition or act (including the purchase of the Assets pursuant to this Agreement) that, with the giving of notice, the lapse of time, or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policy.

(d) Since December 31, 2008, there has not been any material adverse change in Optiant’s or any Subsidiary’s relationship with its insurers or in the premiums payable pursuant to such policies. Schedule 3.15 also sets forth a list of all pending claims and the claims history for Optiant and each of its Subsidiaries during the past three (3) years (including with respect to insurance obtained but not currently maintained).

3.16. Intellectual Property, Information Technology, and Sensitive Information.

(a) Schedule 3.16(a) sets forth a complete and accurate list and summary description of all Intellectual Property owned or held for use by Optiant, except for Non-Customized Software (“Optiant Intellectual Property”), indicating for each item thereof whether such item is owned by Optiant or licensed from a third party. For each item of Optiant Intellectual Property licensed by Optiant from a third party, Schedule 3.16(a) sets forth a reference to a written agreement evidencing such license, true and correct copies of each of which Optiant has provided to NEWCO, and except as otherwise set forth on Schedule 3.16(a), each of such agreements is valid and enforceable by Optiant in accordance with its terms. For purposes of this Agreement, any information or materials provided by Optiant to Logility, Inc. shall be deemed to also have been provided to NEWCO.

(b) Schedule 3.16(b) sets forth a complete and accurate list of all licenses granted by Optiant to use, possess, access, or otherwise have any rights in or to any portion of Optiant Intellectual Property, indicating for each the identity of the licensee, the date of the grant, and date of termination thereof, if applicable. Each such license is evidenced by a written agreement, true and correct copies of each of which Optiant has provided to NEWCO, and except as otherwise set forth on Schedule 3.16(b), each of such agreements is valid and enforceable by Optiant in accordance with its terms. Except as set forth on Schedule 3.16(b), Optiant has not licensed or otherwise granted any right to any Person under any Optiant Intellectual Property or agreed not to assert any such Optiant Intellectual Property against any Person.

(c) Except as to Optiant Intellectual Property licensed from a third party as set forth on Schedule 3.16(a), Optiant is the owner of all worldwide right, title, and interest in and to all Optiant Intellectual Property, free and clear of, and with respect to which Optiant is not bound by or a party to, any options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind (including without limitation restrictions, obligations, or limitations resulting from and imposed by disputes and/or settlements) other than licenses to third parties described on Schedule 3.16(b) and licenses from third parties described on Schedule 3.16(a). No claim by any Person contesting the validity, enforceability, or ownership of any of Optiant Intellectual Property has been made, is currently outstanding, or is Threatened, and, to Optiant’s knowledge, there are no valid grounds for the same.

(d) None of (i) Optiant Intellectual Property, (ii) the products used by Optiant or licensed by Optiant to third parties in the conduct of its business (or currently proposed or contemplated by Optiant to be so used or licensed), and (iii) the services provided by Optiant in the conduct of its business (or currently proposed or contemplated by Optiant to be so provided) did or does infringe, misappropriate, or otherwise violate or conflict with (or would infringe, misappropriate, or otherwise violate or conflict with if so used, licensed, or provided) any copyright, patent, trade secret, or other intellectual property or proprietary right, of any other Person anywhere in the world. No such claim is Threatened, and to Optiant’s knowledge, there are no valid grounds for the same. For purposes of this Section 3.16, Optiant shall be deemed to have knowledge of a patent right if Optiant has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(e) Except as set forth on Schedule 3.16(e), Optiant Intellectual Property constitutes all of the intellectual property necessary to operate Optiant’s business as currently conducted. It will not be necessary for Optiant to use, in Optiant’s business as presently conducted or as currently proposed or contemplated by Optiant to be conducted, any inventions of any of its employees or independent contractors (or Persons it currently intends to hire or engage) made or conceived prior to their employment or engagement by Optiant.

(f) Schedule 3.16(f) sets forth a complete and accurate list every current and former employee of and independent contractor who has been employed by or provided services to, as the case may be, Optiant at any time. Optiant has obtained from each such current and former employee and independent contractor (i) a written assignment of all such Person’s right, title, and interest in and to any intellectual property or proprietary rights of any nature created or derived, in whole or in part, by or for such Person in the course of such Person’s employment or engagement by Optiant and (ii) a covenant not to disclose or use any such intellectual property or proprietary rights other than in the scope of such Person’s employment or engagement with Optiant, true and correct copies of which Optiant has provided to NEWCO, and each of which is valid and enforceable by Optiant in accordance with its terms. To Optiant’s knowledge, there has not been any breach by any of the foregoing to any such agreement. No current or former manager, officer, member, employee, contractor, agent, or other representative of Optiant owns or, to Optiant’s knowledge, claims any rights in (nor, to Optiant’s knowledge, has any of them made application for) any intellectual property owned, used, or held for use by Optiant.

(g) No current or former employee or independent contractor of Optiant has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s or independent contractor’s agreement to provide confidential information. Optiant is not aware that any of its employees or independent contractors is in violation of any agreement to provide confidential information.

(h) Except as set forth on Schedule 3.16(h), to Optiant’s knowledge, no employee or independent contractor of Optiant is or was a party to or bound by any contract, order, or other obligation that restricts or limits, in any way relevant to Optiant’s business as conducted to date or as proposed or contemplated by Optiant to be conducted, the scope or type of work in which such employee or independent contractor may be engaged or that requires such Person to transfer, assign, or disclose information concerning such Person’s work to anyone other than Optiant.

(i) Schedule 3.16(i) sets forth each Person in possession of any source code for Software owned, marketed, licensed, used, or under development by Optiant (“Optiant Software”); and each location where such source code exists presently. The source code for Optiant Software has not been disclosed, delivered, or made available to any Person not an employee or independent contractor of Optiant, and Optiant has not agreed to or undertaken to or in any other way promised to provide such source code to any such Person. Each location in which source code for Optiant Software is stored is secure and accessible only by controlled access procedures, including without limitation access limited to only those employees and contractors of Optiant who need access thereto in the course of their services to Optiant.

(j) Except as listed on Schedule 3.16(j), Optiant has not embedded with or included in any of its products distributed to any third party, or in any product in development, any software, libraries, source code, or other component subject to open source, copyleft, or community source code licenses (by way of illustration and not limitation, the GNU General Public License) or that is otherwise subject to any requirement that such materials be distributable or otherwise made available to recipients of such products distributed by Optiant (“OpenSource Code”) or that would directly or indirectly (i) create, or purport to create, obligations on Optiant with respect to use or distribution by Optiant of any software that incorporates, is combined with, or is derived from Optiant Intellectual Property other than such OpenSource Code itself, (ii) grant, purport to grant, or require Optiant to grant to any third party any rights or immunities under Optiant’s intellectual property or proprietary rights in any software that incorporates, is combined with, or is derived from Optiant Intellectual Property, other than such OpenSource Code itself, and/or (iii) require as a condition of its use, modification, and/or distribution, that any software incorporated into, derived from, or distributed with Optiant Intellectual Property, other than such OpenSource Code itself, must be disclosed or distributed in any form.

(k) With respect to trade secrets and other proprietary information owned by Optiant that are material to Optiant’s business as presently conducted or as currently proposed or contemplated by Optiant to be conducted, (i) Optiant has taken reasonable precautions to protect the secrecy, confidentiality, and value of such trade secrets and proprietary information, including without limitation establishing security procedures and protocols, executing or having third parties execute appropriate non-disclosure and/or non-use, and restricting access to such trade secrets and other proprietary information, and (ii) to Optiant’s knowledge, such trade secrets and other proprietary information are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than Optiant) or to the detriment of Optiant.

(l) To Optiant’s knowledge there are no problems, defects, or deficiencies in Optiant Software that (i) prevent or reasonably might prevent Optiant Software from operating substantially as described in its related documentation or specifications, (ii) prevent or reasonably might prevent Optiant Software from operating as warranted to any third party, or (iii) prevent or reasonably might prevent Optiant from conducting its business as presently conducted or as proposed or contemplated by Optiant to be conducted.

(m) Except as to Optiant Software, Optiant has obtained and held, and has at all times held, valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its personnel for their use.

3.17. Compliance with Laws. Optiant and each of its Subsidiaries has complied and is in compliance with all applicable Laws and Orders except where the failure to so comply, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to Optiant. Neither Optiant nor any of its Subsidiaries has received any written notice that any violation of the foregoing is being or may be alleged.

3.18. Suppliers, VARs, and Customers.

(a) Suppliers. Schedule 3.18(a) sets forth each supplier accounting for more than $1,000 of consolidated purchases of Optiant and its Subsidiaries, taken as a whole, in the twelve-month period ended December 31, 2009.

(b) VARs. Schedule 3.18(b) sets forth: (i) the name of each value-added reseller, distributor, agent, or representative (each, a “VAR”) that distributes, markets, or arranges for customers of Optiant to license any of Optiant’s Software and (ii) whether there is a written agreement between Optiant and the VAR. If there is an agreement, either written or oral, between Optiant and the VAR, then such Contract is listed on Schedule 3.12(a).

(c) Customers. Schedule 3.18(c) sets forth each customer of Optiant for which Optiant is, as of the Closing Date, providing maintenance services.

(d) Status of Relationships. The relationships of Optiant and its Subsidiaries with each supplier, VAR, and customer listed on Schedules 3.18(a) through (c) are good commercial working relationships and, except as set forth on such schedules, no such supplier, VAR, or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Optiant or any of its Subsidiaries. Optiant has received no notice that any such supplier, VAR, or customer may cancel or otherwise materially and adversely modify its relationship with Optiant or any of its Subsidiaries or limit its services, supplies, or materials to Optiant or any of its Subsidiaries, or its usage or purchase of the services and products of Optiant and its Subsidiaries either as a result of the transactions contemplated by this Agreement or otherwise.

3.19. Employment Relations.

(a) Optiant and each of its Subsidiaries has been and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not and is not engaged in any unfair labor practice except where such noncompliance or practice would not reasonably be expected to result in a Material Adverse Effect with respect to Optiant.

(b) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Optiant’s knowledge, threatened against or involving Optiant or any of its Subsidiaries.

(c) No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. § 151 et. seq.) existing or, to Optiant’s knowledge, threatened with respect to the operations of Optiant or any of its Subsidiaries. Neither Optiant nor any of its Subsidiaries is subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by Optiant or any of its Subsidiaries, and no collective bargaining or labor union agreement is currently being negotiated by Optiant or any of its Subsidiaries.

(d) Neither Optiant nor any of its Subsidiaries has experienced any material labor difficulty or work stoppage during the last three years.

(e) There has not been, and to the knowledge of Optiant there will not be, any material adverse change in relations with employees of Optiant or any of its Subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

(f) Neither Optiant nor any of its Subsidiaries has any Equal Employment Opportunity Commission charge or other claim of employment discrimination pending or, to Optiant’s knowledge, threatened against it.

(g) No wage and hour department investigation has been made of Optiant or any of its Subsidiaries.

(h) There are no occupational health and safety claims against Optiant or any of its Subsidiaries.

(i) Since the enactment of the Worker Adjustment and Retraining Notification Act (“WARN”), neither Optiant nor any of its Subsidiaries has effectuated either (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Optiant or any of its Subsidiaries or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of Optiant or any of its Subsidiaries. Neither Optiant nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and none of the employees of Optiant or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

(j) Prior to the date hereof, Optiant has provided NEWCO with an accurate and complete list showing the names of all individuals who received compensation from Optiant or any of its Subsidiaries for services rendered during calendar year 2009, together with a statement of the full amount paid or payable to each such person for services rendered during such year and for services expected to be rendered during 2010.

3.20. Employee Benefit Plans.

(a) List of Plans. Set forth on Schedule 3.20(a) is an accurate and complete list of all U.S. and non-U.S. employee benefit plans (“Employee Benefit Plans”), defined as:

(i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”);

(ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Code, profit sharing, pension, or retirement, deferred compensation, medical, health savings, health reimbursement, health care or dependent care flexible spending, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments or practices (whether or not insured), and any other plan, program, arrangement, commitment or practice that may be maintained for the benefit of active, retired, or former employees or directors; and

(iii) employment, consulting, termination, and severance contracts or agreements and any other contract or agreement subject to Section 409A of the Code for active, retired, or former employees or directors, regardless of whether any such plans, programs, arrangements, commitments, contracts, agreements or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA that have been established, maintained, or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by Optiant (including, for this purpose and for the purpose of all of the representations in this Section 3.20, any predecessors to Optiant and all employers (whether or not incorporated) that would be treated, together with Optiant as a single employer (A) within the meaning of Section 414 of the Code or (B) as a result of Optiant being or having been a general partner of any such employer).

(b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Laws, including ERISA and the Code, and the respective regulations thereunder, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and the respective regulations thereunder. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that would result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year.

(c) Liabilities. Neither Optiant nor any of its Subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Employee Benefit Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plan”), and no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan that would result in any liability of Optiant or any of its Subsidiaries to any such Multiemployer Plan.

Neither Optiant nor any other employer that would be treated with Optiant as a single employer within the meaning of Section 414(a) of the Code has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. At no time has Optiant or any other employer that would be treated with Optiant as a single employer within the meaning of Section 414(a) of the Code been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

Neither Optiant nor any of its Subsidiaries maintains any Employee Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and neither Optiant nor any of its Subsidiaries is subject to any liability, including additional contributions, fines, taxes, penalties or loss of tax deduction, as a result of such administration and operation. No Employee Benefit Plan that is such a group health plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither Optiant nor any of its Subsidiaries maintains any Employee Benefit Plan that is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

Neither Optiant nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance or other welfare benefits and having unfunded liabilities, regardless of whether such liabilities are paid from the general assets of Optiant or from a separate trust, and neither Optiant nor any of its Subsidiaries has any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service, subject to the requirements imposed by COBRA or the regulations thereunder. Neither Optiant nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

Neither Optiant nor any of its Subsidiaries has incurred any Liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such Liability.

There are no actions, suits, claims or disputes pending or, to the knowledge of Optiant, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against Optiant or any of its Subsidiaries or any fiduciary of any

Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. To the knowledge of Optiant, no Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any Governmental or Regulatory Authority.

(d) Contributions. Full payment has been timely made of all amounts that Optiant or any of its Subsidiaries is required, under applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Optiant or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority, and to the knowledge of Optiant and its Subsidiaries, no event has occurred and no condition or circumstance has existed that would give rise to any such challenge or disallowance. Optiant has made adequate provision for reserves to meet contributions and premiums and any other Liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable Law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(e) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, as currently in effect, has been determined to be so qualified by the IRS or the period for obtaining such a determination remains open or is in the form of a master or prototype or volume submitter relying on a valid opinion letter from the IRS. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code, as currently in effect, has been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from Federal income tax action under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that would adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

(f) Transactions. No “reportable event” (as such term is defined in Section 4043 of ERISA) for which the thirty-day notice requirement has not been waived by the PBGC has occurred or is expected to occur with respect to any Employee Benefit Plan. Neither Optiant nor any of its Subsidiaries nor any of their directors, officers, employees or, to the knowledge of Optiant, other Persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle have engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or Liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

(g) Triggering Events. Except as set forth on Schedule 3.20(g), the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of Optiant or any of its Subsidiaries. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(h) Documents. Optiant has delivered or made available to NEWCO and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements; and (viii) all contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

(i) Code Section 409(A). No payment pursuant to any Employee Benefit Plan, Contract or other arrangement between Optiant or any of its Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder, or equivalent Laws or codes of practice in any other jurisdiction) would subject any Person to tax pursuant to Section 409A(1) of the Code, or equivalent Laws or codes of practice in any other jurisdiction, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

3.21. Environmental Laws and Regulations. Except as set forth on Schedule 3.21 and except as could not reasonably be expected to have a Material Adverse Effect with respect to Optiant:

(a) Optiant and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all Permits required under applicable Environmental Laws;

(b) there are no Proceedings by any Governmental or Regulatory Authority or other Person or entity pending or, to the knowledge of Optiant, threatened against Optiant or any of its Subsidiaries under any Environmental Law; and

(c) there are no facts, circumstances, or conditions relating to the past or present business or operations of Optiant or any of its Subsidiaries (including the disposal of any wastes, hazardous substances, or other materials), or to any past or present Optiant Property, that could reasonably be expected to give rise to any Proceeding, or to any Liability, under any Environmental Law.

3.22. Interests in Clients, Suppliers, Etc. Except as set forth on Schedule 3.22:

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by Optiant’s Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of Optiant’s Board of Directors, there are no Contracts, liabilities, or obligations between Optiant or any of its Subsidiaries and any Related Person of Optiant; and

(b) neither Optiant, nor any Related Person of Optiant, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Optiant or any of its Subsidiaries.

Ownership of 1% or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.22.

3.23. [Reserved.]

3.24. Permits. Optiant has delivered or made available to NEWCO for inspection a true and correct copy of each permit (including occupancy permit), certificate, license, consent or authorization of any Governmental or Regulatory Authority (each, a “Permit”) obtained or possessed by Optiant and its Subsidiaries, each of which is listed on Schedule 3.24. The Permits comprise all registrations or filings with or notices to any Governmental or Regulatory Authority that are necessary for the lawful conduct of the businesses of Optiant and its Subsidiaries as presently conducted, or necessary for the lawful ownership of their properties and assets. All such Permits are in full force and effect. Optiant and each of its Subsidiaries are in compliance with all such Permits in all material respects. Each such Permit (i) to Optiant’s knowledge, can be renewed or (ii) can be transferred to NEWCO. Any applications for the renewal of any such Permit that are due prior to the Closing Date have been timely made or filed by Optiant or the appropriate Subsidiary prior to the Closing Date. No Proceeding to modify, suspend, revoke, withdraw, terminate, or otherwise limit any such Permit is pending or, to Optiant’s knowledge, threatened, and Optiant knows of no valid basis for such Proceeding, including the transactions contemplated hereby. No administrative or governmental action or Proceeding has been taken or, to Optiant’s knowledge, threatened, in connection with the expiration, continuance, or renewal of any such Permit, and Optiant knows of no valid basis for any such Proceeding.

3.25. No Changes Since Balance Sheet Date. Except as set forth on Schedule 3.25, since the Balance Sheet Date there has not been a Material Adverse Change with respect to Optiant; no fact, circumstance, or event has occurred that could reasonably be expected to result in a Material Adverse Change with respect to Optiant; and neither Optiant nor any of its Subsidiaries has:

(a) amended or restated its charter or bylaws (or comparable organizational or governing documents);

(b) authorized for issuance, issued, sold, delivered, or agreed or committed to issue, sell or deliver:

(i) any capital stock of, or other equity or voting interest in, Optiant or any of its Subsidiaries; or

(ii) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either:

(A) any shares of capital stock of, or other equity or voting interest in, Optiant or any of its Subsidiaries; or

(B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, Optiant or any of its Subsidiaries;

(c) declared, paid, or set aside any dividend or made any distribution with respect to, or split, combined, redeemed, reclassified, purchased, or otherwise acquired, directly or indirectly, any shares of capital stock of, or other equity or voting interest in, Optiant or any of its Subsidiaries, or made any other change in the capital structure of Optiant or any of its Subsidiaries;

(d) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee, agent, or director of Optiant, except for such increases that were required in accordance with the terms of any Employee Benefit Plan set forth on Schedule 3.20(a);

(e) made any bonus, profit sharing, pension, retirement, or insurance payment, distribution or arrangement to or with any officer, employee, agent, or director of Optiant, except for payments that were already accrued prior to the Balance Sheet Date or were required by the terms of any Employee Benefit Plan set forth on Schedule 3.20(a).

(f) entered into, materially amended or become subject to any Contract of a type described in Section 3.12(a) or outside the Ordinary Course of Business;

(g) incurred, assumed or modified any Indebtedness not set forth on Schedule 3.12(a), except Indebtedness incurred, assumed or modified in the Ordinary Course of Business consistent with past practice;

(h) permitted any of its properties or assets to be subject to any Lien (other than Permitted Liens);

(i) sold, transferred, leased, licensed, or otherwise disposed of any assets or properties material to Optiant and its Subsidiaries, taken as a whole, except for (i) sales of inventory in the Ordinary Course of Business consistent with past practice, and (ii) leases or licenses entered into in the Ordinary Course of Business consistent with past practice with annual lease or royalty payments that are not reasonably expected to exceed $10,000;

(j) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(k) made any capital expenditure or commitment therefor in excess of $10,000 individually or otherwise acquired any assets or properties (other than inventory in the Ordinary Course of Business consistent with past practice) that are material to Optiant and its Subsidiaries, taken as a whole, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(l) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(m) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business consistent with past practice charged to applicable reserves which individually and in the aggregate are not material to Optiant and its Subsidiaries, taken as a whole;

(n) canceled or waived any claims or rights of substantial value;

(o) made any change in any method of accounting or auditing practice;

(p) made any tax election or settled or compromised any tax liability; prepared any Tax Return in a manner which is inconsistent with the past practices of Optiant or such Subsidiary, as the case may be, with respect to the treatment of items on such Tax Return; incurred any material liability for Taxes other than in the Ordinary Course of Business; or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Optiant or its Subsidiaries;

(q) paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the Ordinary Course of Business and consistent with past practice of Liabilities reflected or reserved against in the Balance Sheet;

(r) established, adopted, entered into, amended or terminated any Employee Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(s) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the Ordinary Course of Business consistent with past practice; or

(t) entered into any contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

3.26. Disclosure. None of this Agreement, the financial statements referred to in Section 3.6 (including the footnotes thereto), any Schedule, Exhibit, or certificate delivered pursuant to this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Optiant that would have a Material Adverse Effect with respect to Optiant that has not been set forth in this Agreement, the financial statements referred to in Section 3.6 (including the footnotes thereto) any Schedule, Exhibit, or certificate or delivered pursuant to this Agreement.

3.27. Government Contracts. Except as set forth on Schedule 3.27, neither Optiant nor any of its Subsidiaries:

(a) has any contracts with any Governmental or Regulatory Authority involving any information, technology, or data that is classified under Executive Order 13526 of December 29, 2009;

(b) has any products or services (including research and development) with respect to which it is a supplier, direct or, to the knowledge of Optiant, indirect, to any of the military services of the United States or the Department of Defense;

(c) exports (i) products or technical data under validated licenses or technical data under General License GTDR pursuant to the U.S. Export Administration Regulations (15 CFR Parts 768 through 799) or (ii) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M); or

(d) has a Facility Security Clearance under the Department of Defense Industrial Security Program.

3.28. Warranty Claims. As used herein, the phrase “Warranty Claims” means claims by third parties for defects in goods or services sold by Optiant, which goods or services the customer claims do not meet the product warranty. Except as set forth on Schedule 3.28, there are no pending or, to Optiant’s knowledge, threatened Warranty Claims against Optiant in connection with the sales of Optiant’s products. Except as set forth on Schedule 3.28, neither Optiant nor any of its Subsidiaries makes any representations or warranties to its customers with regard to the products sold or services delivered by Optiant.

3.29. Brokers’ or Finders’ Fees. Except for the investment banking firm set forth in Schedule 3.29, the fees and expenses of which shall be solely the responsibility of Optiant, no agent, broker, Person, or firm acting on behalf of Optiant is, or will be, entitled to any commission or brokers’ or finders’ fee from Optiant or NEWCO, or from any of their Related Persons, in connection with any of the transactions contemplated by this Agreement.

4. REPRESENTATIONS OF NEWCO. As an inducement to Optiant and the Shareholders to enter into this Agreement, NEWCO represents, warrants, and agrees as follows:

4.1. Existence and Good Standing of NEWCO; Power and Authority. NEWCO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. NEWCO has the corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby. NEWCO has the corporate power and authority to consummate the transactions contemplated hereby and thereby, including the purchase of the Assets pursuant to this Agreement. The execution, delivery, and performance of this Agreement, and all other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by NEWCO’s Board of Directors and no other corporate action on the part of NEWCO is necessary to authorize the execution, delivery, and performance of this Agreement and such other instruments and agreements by NEWCO and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other Parties thereto, shall have been duly executed and delivered by NEWCO and shall be valid and binding obligations of NEWCO, enforceable against NEWCO in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.2. Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by NEWCO do not, the execution and delivery by NEWCO of the other instruments and agreements to be executed and delivered by NEWCO as contemplated hereby will not, and the consummation by NEWCO of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of NEWCO under:

(i) any provision of the articles of incorporation or bylaws of NEWCO;

(ii) subject to obtaining and making any of the approvals, consents, notices and filings referred to in Section 4.2(b) of this Agreement, any Law or Order applicable to NEWCO or by which any of its properties or assets may be bound; or

(iii) any Contract to which NEWCO is a party, or by which any of its properties or assets is bound.

(b) No consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or private third party is necessary or required under any of the terms, conditions, or provisions of any Law or Order, any Contract to which NEWCO is a party or by which any of its properties or assets is bound, for the execution and delivery of this Agreement by NEWCO, the performance by NEWCO of its obligations under this Agreement, or the consummation of the transactions contemplated hereby.

4.3. Brokers’ or Finders’ Fees. No agent, broker, Person or firm acting on behalf of NEWCO or its Related Parties is, or will be, entitled to any commission or brokers’ or finders’ fee from Optiant or from any Related Person of Optiant, in connection with any of the transactions contemplated by this Agreement.

5. REPRESENTATIONS OF SHAREHOLDERS. As an inducement to NEWCO to enter into this Agreement, each of the Shareholders severally, but not jointly, represents and warrants as follows:

5.1. Power and Authority. Such Shareholder has the legal power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by such Shareholder as contemplated hereby. Such Shareholder has the legal power and authority to consummate the transactions contemplated hereby with respect to such Shareholder. The execution, delivery, and performance of this Agreement, and all other instruments and agreements executed and delivered or to be executed and delivered by such Shareholder as contemplated hereby with respect to such Shareholder, and the consummation of the transactions contemplated hereby and thereby with respect to such Shareholder, have been duly authorized by all action required under the organizational documents of such Shareholder. No other action on the part of such Shareholder is necessary to authorize such Shareholder’s execution, delivery, and performance of this Agreement and such other instruments and agreements and the consummation of the transactions contemplated hereby and thereby with respect to such Shareholder. This Agreement and all other instruments and agreements executed and delivered or to be executed and delivered by such Shareholder as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties thereto, shall have been duly executed and delivered by such Shareholder and shall be valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.2. Brokers’ or Finders’ Fees. Except for the investment banking firm set forth in Schedule 3.29, the fees and expenses of which shall be solely the responsibility of Optiant, no agent, broker, Person or firm acting on behalf of one or more of the Shareholders or their respective Related Parties are, or will be, entitled to any commission or brokers’ or finders’ fee from Optiant or NEWCO or from any Related Person of Optiant or NEWCO, in connection with any of the transactions contemplated by this Agreement.

6. COVENANTS OF OPTIANT.

6.1. Noncompetition; Nonsolicitation; Nondisclosure; Nondisparagement.

(a) Representations. Optiant represents to, and for the benefit of, NEWCO that:

(i) Optiant understands that NEWCO would not have executed and delivered this Agreement or consummated the transactions contemplated in this Agreement if Optiant refused to include in this Agreement the restrictive covenants set forth in this Section 6.1;

(ii) Optiant further understands that the inclusion of these restrictive covenants in this Agreement is a material condition to this Agreement;

(iii) the Territory (as defined in Section 6.1(b)) reflects the area in which Optiant has operated its business and in which it has relationships with other entities that arrange for third parties to license Optiant’s Software;

(iv) the business conducted in the Territory, including but not limited to the relationships with other entities that arrange for third parties to license Optiant’s Software, is part of what NEWCO is buying pursuant to this Agreement; and

(v) in exchange for the entry into this Agreement by Optiant, including these restrictive covenants, Optiant received additional compensation or goodwill for the Assets, resulting in a substantial premium in the Purchase Price.

(b) Noncompetition. For a period of three (3) years after the Closing Date, Optiant shall not directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in, or planning to become engaged in, the business of: (i) creating inventory optimization Software, (ii) marketing, selling or licensing, such Software, (iii) installing or modifying such Software, or (iv) consulting or training with respect to such Software, in each case in a manner that is competitive with any computer Software product or service that Optiant provides to any third party or end user as of the Closing Date, or has so provided within a two-year period prior to the Closing Date (“Competing Business”), either directly by Optiant, or indirectly by Optiant through other entities that arrange for third parties to license Optiant’s Software, within any State of the United States of America (the “Territory”); provided, however, that Optiant may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) engaged in a Competing Business, provided such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(c) Nonsolicitation. For a period of three (3) years after the Closing Date, Optiant shall not, directly or indirectly:

(i) solicit, in furtherance of a Competing Business, the business of any Person who was a customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Optiant as of the Closing Date, or within one year preceding the Closing Date;

(ii) cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Optiant on the Closing Date or within one year preceding the Closing Date to cease doing business with NEWCO or to deal with any competitor of NEWCO in furtherance of a Competing Business, or in any way interfere with such Person’s relationship with NEWCO; or

(iii) hire, retain, or attempt to hire or retain any employee or independent contractor of NEWCO or in any way interfere with the relationship between NEWCO and any of its employees or independent contractors in furtherance of a Competing Business.

(d) Nondisclosure. For three (3) years after the Closing Date, Optiant shall not use or disclose any Confidential Information that was owned or controlled by Optiant as of the Closing Date and was sold, transferred, or otherwise conveyed to NEWCO in connection with the transactions contemplated by this Agreement. “Confidential Information” means any non-public information (in any form or media) regarding Optiant’s: (i) customers, suppliers, licensees, licensors, or franchisees (including lists of such Persons), (ii) Software code and modifications, or (iii) methods of operation, programs and databases, patents and designs, pricing, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other non-public business information relating to Optiant (including but not limited to information otherwise and severally protected as a trade secret under the Georgia Trade Secrets Act of 1990) which has value to NEWCO and is treated by NEWCO as being confidential; provided, however, that Confidential Information does not include any information that has been voluntarily disclosed to the public by NEWCO (except where such public disclosure has been made by Optiant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(e) Nondisparagement. For three (3) years after the Closing Date, Optiant shall not disparage NEWCO or any of NEWCO’s shareholders, directors, officers, employees or agents.

(f) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.1 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision in order to protect NEWCO’s legitimate business interests in its customer relationships, confidential information and trade secrets, and goodwill, as well as the customer relationships, confidential information and trade secrets, and goodwill that NEWCO is acquiring from Optiant in connection with the consummation of the transactions contemplated by this Agreement. It is expressly agreed that each provision of this Section 6.1 is intended to be severable.

(g) Tolling. If Optiant challenges in court the enforceability of any of the terms of this Section 6.1 of this Agreement, and Optiant is not enjoined from breaching any of the protective covenants contained herein, and a court of competent jurisdiction later finds that the challenged protective covenants at issue are enforceable, then the time periods shall be deemed tolled upon the filing of the lawsuit in which the enforceability of this Agreement was challenged until the dispute is finally resolved and all periods of appeal have expired.

6.2. Nonsolicitation of Employees.

(a) Optiant shall not, for a period of three (3) years after the Closing Date, knowingly solicit for employment any employee of NEWCO; provided, however, that this Section 6.2 shall not preclude Optiant from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Optiant that is not targeted at employees of NEWCO or (ii) contacts Optiant directly on such individual’s own initiative.

(b) It is the desire and intent of the Parties that the provisions of this Section 6.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 6.2 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(c) The Parties recognize that the performance of the obligations under this Section 6.2 by Optiant is special, unique, and extraordinary in character, and that in the event of Optiant’s Breach of the terms and conditions of this Section 6.2, NEWCO shall be entitled, if it so elects, to obtain damages for any breach of this Section 6.2, or to enforce the specific performance thereof by Optiant or to enjoin Optiant from performing such services without the necessity of posting bond or establishing the inadequacy of any remedy at law.

6.3. Employee Matters. Optiant shall be responsible for all severance, termination, retention pay, benefits and similar payments to all employees of Optiant whose employment with Optiant is terminated or who elect to retire, resign, or otherwise terminate their employment from Optiant.

6.4. Contract Assignments. Schedule 6.4 contains a list of those certain Contracts which (i) by their terms are not assignable by Optiant to NEWCO without the consent of the other party to the Contract and (ii) NEWCO wishes to be assigned to NEWCO with the consent of the other party, if such consent is obtainable on terms satisfactory to NEWCO in its sole discretion (the “Restricted Contracts”). Neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance, or delivery (or an attempted sale, assignment, assumption, transfer, conveyance, or delivery) of the Restricted Contracts. For six (6) months following the Closing, the Parties shall use Best Efforts, and cooperate with each other, to obtain the consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such consents relating to any Restricted

Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to NEWCO the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of NEWCO of any and all rights of Optiant against a third party thereunder), and NEWCO shall use commercially reasonable efforts to assist Optiant (including providing access to the Assets, to the extent necessary) in fulfilling any of its obligations under the Restricted Contracts. Once a consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Restricted Contract is obtained, Optiant shall promptly assign, transfer, convey, and deliver such Restricted Contract to NEWCO, and NEWCO shall assume the obligations under such Restricted Contract assigned to NEWCO from and after the date of assignment to NEWCO pursuant to a special-purpose assignment and assumption agreement substantially similar in terms of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to NEWCO). Logility hereby agrees to take all steps necessary to assure that NEWCO shall comply with the obligations of NEWCO under this Section 6.4.

6.5. Announcements. From and after the Closing Date, no press releases or public announcements related to this Agreement or the transactions contemplated hereby, or other announcements related to this Agreement or the transactions contemplated hereby to Optiant’s employees, customers or suppliers, shall be issued without NEWCO’s consent or approval.

6.6. Accounts Receivable. Optiant shall forward to NEWCO, promptly after receipt, any payments received from customers (to the extent such payments are Assets), with endorsement of customer checks to the order of NEWCO or otherwise as NEWCO may direct.

7. ADDITIONAL COVENANTS OF PARTIES.

7.1. Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Optiant for its business who are:

(i) bargaining unit employees currently covered by a collective bargaining agreement or

(ii) employed exclusively in Optiant’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, disability, or sick leave.

(b) Employment of Active Employees by NEWCO.

(i) NEWCO is not obligated to hire any Active Employee, but may hire any Active Employee (a “Hired Active Employee”). Subject to any Law, NEWCO will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of Optiant for the purpose of preparing for and conducting employment interviews with all Active Employees and may, in its discretion, conduct the interviews following the Closing Date. Access will be provided by Optiant upon reasonable prior notice during normal business hours.

(ii) Neither Optiant nor any of the Shareholders nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until NEWCO has informed Optiant in writing that the particular Active Employee will not receive any employment offer from NEWCO) or the employment of any Hired Active Employee after the Closing. NEWCO shall inform Optiant promptly of the identities of those Active Employees to whom it will not make employment offers.

(iii) Optiant and the Shareholders understand and agree that (A) NEWCO’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract, or understanding (expressed or implied) of any obligation on the part of NEWCO with respect to any post-Closing employment relationship of any term or duration or upon any terms or conditions other than those that NEWCO may establish pursuant to individual offers of employment, if any, and (B) employment offered by NEWCO is “at will” and may be terminated by NEWCO or by an employee at any time for any reason (subject to applicable Law and any written commitment to the contrary made by NEWCO or an employee). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of NEWCO to terminate, reassign, promote, or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits.

(i) Except as specifically defined as an Assumed Liability, Optiant shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Optiant through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under WARN, if applicable.

(ii) Except as specifically defined as an Assumed Liability, Optiant shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical, or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Optiant’s Retirement and Savings Plans.

(i) All Hired Active Employees who are participants in Optiant’s retirement plans, if any, shall retain their accrued benefits under Optiant’s retirement plans as of the Closing Date, and Optiant (or Optiant’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Optiant’s retirement plans as of the Closing Date, and Optiant will so amend such plans if necessary to achieve this result.

(e) No Transfer of Assets. Neither Optiant nor the Shareholders nor their Related Persons will make any transfer of pension or other Employee Benefit Plan assets to NEWCO.

(f) Other Matters. NEWCO will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law. Optiant shall be solely liable for any severance payment required to be made to its employees due to the transactions contemplated by this Agreement. Any bargaining obligations of NEWCO with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of NEWCO. No provision of this Section 7.1 shall create any third party beneficiary rights in any employee or current or former director or consultant of Optiant in respect of continued employment (or resumed employment) or any other matter.

(g) General Employee Provisions.

(i) Optiant and NEWCO shall give any notices required by Laws and take whatever other actions with respect to the plans, programs and policies described in this Section 7.1 as may be necessary to carry out the arrangements described in this Section 7.1.

(ii) Optiant and NEWCO shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 7.1.

(iii) If any of the arrangements described in this Section 7.1 are determined by the IRS or other Governmental or Regulatory Authority to be prohibited by Law, Optiant and NEWCO shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by Law.

(iv) Optiant shall provide NEWCO with completed I-9 forms and attachments with respect to all Hired Active Employees.

(v) NEWCO shall have no responsibility, Liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Optiant.

7.2. Payment of All Taxes Resulting from Sale of Assets by Optiant. Optiant shall pay in a timely manner all Taxes resulting from, or payable in connection with, the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Laws.

7.3. Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 7.2, Optiant shall pay, or make adequate provision for the payment of, in full all of the Retained Liabilities and other Liabilities of Optiant under this Agreement. If any such Liabilities are not so paid or provided for, and if NEWCO reasonably determines that failure to make any payments will impair NEWCO’s use or enjoyment of the Assets or conduct of the business previously conducted by Optiant with the Assets, NEWCO may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and, at NEWCO’s option, be reimbursed by Optiant or set off and deduct the full amount of all such payments from any amounts owed to Optiant.

7.4. Restrictions on Optiant Dissolution and Distributions. Optiant shall neither dissolve, nor make any distribution of the proceeds received pursuant to this Agreement, until both of the following have been completed: (i) payment of the amount of any Final Working Capital Adjustment contemplated by Sections 2.7 and 2.8 of this Agreement and (ii) Optiant’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 7.2 and 7.3.

7.5. Removing Excluded Assets. Promptly following the Closing Date, Optiant shall remove all Excluded Assets from all facilities and other real property to be occupied by NEWCO. Such removal shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by NEWCO and any disruption of the business operations to be conducted by NEWCO after the Closing. Any damage to the Assets or to the facilities resulting from such removal shall be paid by Optiant. Should Optiant fail to remove the Excluded Assets as required by this Section, NEWCO shall have the right, but not the obligation, to:

(i) remove the Excluded Assets at Optiant’s sole cost and expense;

(ii) store the Excluded Assets and to charge Optiant all storage costs associated therewith;

(iii) treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the Laws governing unclaimed property; or

(iv) exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.

Optiant shall promptly reimburse NEWCO for all costs and expenses incurred by NEWCO in connection with any Excluded Assets not removed by Optiant promptly following the Closing Date.

7.6. Reports and Tax Returns. Optiant shall timely file all reports and Tax Returns required by Laws relating to the business of Optiant as conducted using the Assets, to and including the Closing Date.

7.7. Assistance in Proceedings. Each of Optiant and NEWCO will cooperate with the other and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any transaction contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Optiant or its business or any Shareholder.

7.8. Customer and Other Business Relationships. After the Closing, Optiant will cooperate with NEWCO in its efforts to continue and maintain for the benefit of NEWCO those business relationships of Optiant existing prior to the Closing and relating to the business to be operated by NEWCO after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Optiant will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Optiant will refer to NEWCO all inquiries relating to such business. Neither Optiant nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of NEWCO to be engaged in after the Closing, including disparaging the name or business of NEWCO.

7.9. Retention of and Access to Records. After the Closing Date, NEWCO shall retain for a period consistent with NEWCO’s record-retention policies and practices those records of Optiant delivered to NEWCO. NEWCO also shall provide Optiant and the Shareholders reasonable access thereto, during normal business hours and on at least five (5) Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with tax audits. After the Closing Date, Optiant shall provide NEWCO reasonable access to records that are Excluded Assets, during normal business hours and on at least five (5) Business Days’ prior written notice, for any reasonable business purpose specified by NEWCO in such notice.

7.10. Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their obligations under this Agreement, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

7.11. Maintenance. For the balance of any term for which Optiant agreed to provide maintenance services to any Person listed on Schedule 3.18(c), NEWCO will provide such Person maintenance services; provided, however, that as used in this Section 7.11, the term “maintenance services” shall be limited to: (i) telephone hotline support provided during the hours of 8:00 a.m. to 5:00 p.m. EST, (ii) access to periodic upgrades of new versions of or enhancements to Optiant’s Software licensed by the maintenance customers as they become available, and (iii) access to NEWCO’s customer support web site to retrieve new releases of

Optiant’s Software already licensed by such maintenance customer and to send and receive messages from NEWCO electronically concerning Optiant’s Software. Nothing in this Agreement shall be construed to create any obligation on the part of NEWCO to provide any other services to any Person, except as expressly set forth in any Optiant Contract expressly assumed by NEWCO hereunder.

7.12. Name Change. On or before the Business Day following the Closing Date, Optiant shall (i) amend its certificate of incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to Optiant’s current name, in NEWCO’s judgment, to avoid confusion and (ii) take all actions reasonably requested by NEWCO to enable NEWCO to change its name to Optiant’s present name.

8. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

8.1. Survival of Representations.

(a) Except as set forth in Section 8.1(b) of this Agreement, the representations and warranties of the Parties contained in this Agreement or in any Schedule, Exhibit, or certificate delivered pursuant to this Agreement shall survive the purchase and sale of the Assets pursuant to this Agreement for a period of eighteen (18) months after the Closing Date.

(b) The representations and warranties contained in Sections 3.1 (Authority and Enforceability), 3.29 (Brokers’ or Finders’ Fees), 4.1 (Existence and Good Standing of NEWCO; Power and Authority), 4.3 (Brokers’ or Finders’ Fees), 5.1 (Power and Authority), and 5.2 (Brokers’ or Finders’ Fees), and shall survive indefinitely. The representations and warranties contained in Sections 3.14 (Taxes), 3.20 (Employee Benefit Plans) and 3.21 (Environmental Laws and Regulations) shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(c) Any representation or warranty in respect of which indemnity may be sought under Section 8.1 (a) or 8.1(b), and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 8.1 (a) or 8.1(b) if notice of a Certificate (as defined below) setting forth the inaccuracy or breach, or potential inaccuracy or breach, thereof giving rise to such right or alleged right of indemnity shall have been given pursuant to Section 8.3(a) to the party against whom such indemnity may be sought prior to such time, but shall only survive for purposes of the resolution of the matter covered by such Certificate.

8.2. Indemnification.

(a) Optiant and the Shareholders, jointly and severally, agree to indemnify and hold NEWCO and its Related Persons and their stockholders, officers, directors, employees, agents, successors and assigns (each a “NEWCO Indemnitee”), harmless from and against any damages, losses, liabilities, penalties, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), suffered, incurred, or paid, directly or indirectly, through application of NEWCO’s assets or otherwise, as a result of, in connection with or arising out of:

(i) the failure of any representation or warranty made by Optiant or any Shareholder in this Agreement (whether or not contained in Section 3 or 5) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the Closing Date;

(ii) any breach by Optiant or any Shareholder of any of its covenants or agreements contained in this Agreement or in any other certificate, document, writing, or instrument delivered by Optiant or any Shareholder pursuant to this Agreement;

(iii) any Retained Liability; or

(iv) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the transaction contemplated by this Agreement.

(b) NEWCO agrees to indemnify and hold Optiant and its Related Persons and their shareholders, officers, directors, employees, agents, successors and assigns (other than Optiant and its Subsidiaries) (each an “Optiant Indemnitee”) harmless from and against Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by NEWCO in this Agreement (whether or not contained in Section 4) or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) any breach by NEWCO of any of its covenants or agreements contained herein.

(c) The obligations to indemnify and hold harmless pursuant to Section 8.2(a)(i) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof. The obligations to indemnify and hold harmless pursuant to Sections 8.2(a)(ii) through (iv) shall survive the consummation of the transactions contemplated by this Agreement for an indefinite period.

8.3. Indemnification Procedure.

(a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), including any claim by a third party described in Section 8.4 that might give rise to indemnification under this Agreement, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”) which shall:

(i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under this Agreement.

(b) If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within twenty (20) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30)-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on its rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or amount, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The Party that receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney’s and consultant’s fees or expenses by the other Party.

(c) “Agreed Claims” are: (i) claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within twenty (20) days of receipt of such Certificate, (ii) claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), (iii) claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b), and (iv) claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.4. Within fifteen (15) days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

8.4. Third-Party Claims.

(a) If a claim by a third party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 8, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, however, that the failure to so notify shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that:

(i) it is reasonably anticipated by the Indemnified Party that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by such Indemnified Party, and

(ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent (a) the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against any Losses resulting therefrom (subject to the limitations set forth in this Section 8) and (b) the ad damnum is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Section 8; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if:

(A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation;

(B) the claim seeks an injunction or equitable relief against the Indemnified Party;

(C) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party;

(D) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or injure materially the Indemnified Party’s reputation or future business prospects; or

(E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless:

(x)	the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim,

(y)	the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or

(z)	the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party.

So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity under this Agreement that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Section 8 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any Proceeding relating to such claim.

8.5. Recoveries. The amount of Losses recoverable by any Indemnified Party in connection with an indemnity claim pursuant to this Section 8 shall be reduced by (or, if such Losses have already been paid, refunded to the extent of) any proceeds received by such Indemnified Party from insurance carrier with respect to the Losses to which such indemnity claim relates.

8.6. Limitations.

(a) Notwithstanding anything to the contrary herein, (i) for claims for indemnification asserted in accordance with Section 8.3 on or before the first anniversary of the Closing Date, the aggregate liability of the Optiant Indemnitors under this Section 8 shall not exceed twenty-five percent (25%) of the Purchase Price, and (ii) for any other claims for indemnification asserted under this Section 8, the aggregate liability of the Optiant Indemnitors under this Section 8 shall not exceed fifteen percent (15%) of the Purchase Price; provided that (x) the aggregate liability of the Optiant Indemnitors under this Section 8 shall not exceed twenty-five percent (25%) of the Purchase Price regardless of when claims for indemnification are asserted, and (y) any liability of the Optiant Indemnitors under this Section 8 arising from claims asserted in accordance with Section 8.3 on or before the first anniversary of the Closing Date shall be taken into account in determining the 15% maximum liability limitation for claims asserted after the first anniversary of the Closing Date. Notwithstanding anything to the contrary herein, the Optiant Indemnitors shall be liable for Losses under this Section 8 only if Losses under Section 8 exceed $35,000, and if such Losses exceed that amount then the Optiant Indemnitors shall be liable for the entire amount of such Losses, including the initial $35,000 of such Losses; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 8.2(a)(i) relating to a breach of the representations and warranties set forth in Section 3.1 (Authority and Enforceability).

(b) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Section 8 shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

9. MISCELLANEOUS.

9.1. Expenses. The Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their counsel and financial advisers. Optiant shall be responsible for all expenses of Optiant and its Subsidiaries relating to the transactions contemplated by this Agreement.

9.2. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed, enforced, and construed in accordance with the Laws of the State of Georgia without regard to the conflicts of laws principles thereof.

9.3. Jurisdiction. Any judicial Proceeding brought against any of the Parties on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Georgia, or in the United States District Court for the Northern District of Georgia, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the Parties agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth below shall be effective service of process for any Proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.3. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Georgia for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties. The prevailing Party or Parties in any such litigation shall be entitled to receive from the losing Party or Parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing Party or Parties.

9.4. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) five Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) two Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

if to NEWCO or Logility, to

Logility, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, GA 30305

Telephone: (404) 261-4381

Facsimile: (404) 238-8775

Attn: President

with a copy to

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

Monarch Plaza, Suite 1600

3414 Peachtree Road, N.E.

Atlanta, GA 30326

Telephone: 404-221-6508

Facsimile: 404-238-9708

Attn: Henry B. Levi, Esq.

and if to Optiant, to

Optiant, Inc.

7 New England Executive Park

Suite 130

Burlington, MA 01803

Telephone:

Facsimile:

Attn: President

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

Bay Colony Corporate Center

1100 Winter Street

Waltham, MA 02451

Telephone: (781) 966-2001

Facsimile: (781) 966-2100

Attn: John H. Chory, Esq.

And if to the Shareholders to:

Castile Ventures, L.P.

930 Winter Street, Suite 500

Waltham, MA 02451

Attention: Nina F. Saberi

and

Supply Chain Ventures, LLC

148 Hills Beach Road

Biddeford, ME 04005

Attention: David L. Anderson

or such other address or number as shall be furnished in writing by any such Party.

9.5. Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party without the express written consent of the other Parties, other than by operation of law; provided, however, that NEWCO may assign its rights, interests, and obligations under this Agreement (i) to any direct or indirect wholly owned Subsidiary of American Software, Inc. and (ii) in connection with the transfer by NEWCO of all or substantially all of its capital stock and/or assets; provided, further, that if NEWCO makes any assignment referred to in (i) above, NEWCO shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their heirs, executors, administrators, successors and permitted assigns. Any purported assignment in violation of the above shall be void and of no effect to transfer any right under this Agreement.

9.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.7. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

9.8. Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

9.9. Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

9.10. Third-Party Beneficiaries. Except as set forth in Section 8.2 of this Agreement with respect to NEWCO Indemnitees and Optiant Indemnitees, each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

9.11. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.12. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN ANY OF THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE PARTIES TO THIS AGREEMENT (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY OR PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13. Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with reasonable particularity.

9.14. Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

IN WITNESS WHEREOF, each of Optiant, the Shareholders, NEWCO and Logility has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

New East Paces Ferry, Inc.

By:	/s/ J. Michael Edenfield
Name:	J. Michael Edenfield
Title:	President

Logility, Inc.

By:	/s/ J. Michael Edenfield
Name:	J. Michael Edenfield
Title:	President

Optiant, Inc.

By:	/s/ Frederick J. Lizza
Name:	Frederick J. Lizza
Title:	Chief Executive Officer

Castile Ventures LP
By:	Castile Partners LLC, its general partner

By:	/s/ Nina F. Saberi
Name:	Nina F. Saberi
Title:	Managing Member

Castile Ventures LP II-A LP
By:	Castile Partners II LLC, its general partner

By:	/s/ Nina F. Saberi
Name:	Nina F. Saberi
Title:	Managing Member

Castile Ventures LP II-B LP
By:	Castile Partners III LLC, its general partner

By:	/s/ Nina F. Saberi
Name:	Nina F. Saberi
Title:	Managing Member

Supply Chain Ventures, LLC

By:	/s/ David L. Anderson
Name:	David L. Anderson
Title:	Managing Director

Signature Page to Asset Purchase Agreement